KPMG LLP 912 Headquarters Plaza West Tower Morristown, NJ 07960

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 29, 2025, with respect to the financial statements and financial highlights of WBI BullBear Value 3000 ETF, WBI BullBear Yield 3000 ETF, WBI BullBear Quality 3000 ETF and WBI Power Factor® High Dividend ETF, four funds constituting Absolute Shares Trust, incorporated herein by reference.

Morristown, New Jersey
October 27, 2026